HARRIS & HARRIS GROUP, INC.

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               April 11, 1996

            TO THE SHAREHOLDERS OF HARRIS & HARRIS GROUP, INC.:

          NOTICE IS HEREBY GIVEN that the 1996 annual meeting of the shareholders of Harris & Harris Group, Inc. (the "Corporation") will be held on Thursday, April 11, 1996, at 2:00 p.m., local time, at the Princeton Club, 15 West 43rd Street, New York, New York. This meeting has been called by the Board of Directors of the Corporation, and this notice is being issued at its direction. It has called this meeting for the following purposes:

          l. To elect nine (9) directors of the Corporation to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified.

          2. To ratify, confirm and approve the Board of Directors' selection of Arthur Andersen LLP as the Corporation's independent public accountant for its fiscal year ending December 31, 1996.

          3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

          Holders of common stock of record, at the close of business on February 29, 1996, will be entitled to vote at the meeting.

          Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed business reply envelope, which requires no postage if mailed in the United States.

                     By Order of the Board of Directors

     March 4, 1996                                     Susan Neissa-Carey
     New York, New York                                Secretary


     IMPORTANT: PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. THE MEETING DATE IS APRIL 11, 1996.


                              PROXY STATEMENT

                         HARRIS & HARRIS GROUP, INC.
                       Annual Meeting of Shareholders
                               April 11, 1996

                            GENERAL INFORMATION
                            -------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Harris & Harris Group, Inc. (the "Corporation") to be voted at the 1996 Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 11, 1996 and at any adjournment thereof.

     The Annual Meeting will be held on Thursday, April 11, 1996 at 2:00 p.m., local time, at the Princeton Club, 15 West 43rd Street, New York, New York. At the Annual Meeting, shareholders of the Corporation will be asked to elect nine directors to serve on the Board of Directors of the Corporation and to hold office until the next Annual Meeting and to vote on the other matters stated in the accompanying Notice and described in more detail in this proxy statement.

     The mailing address of the principal executive office of the Corporation is One Rockefeller Plaza, Rockefeller Center, New York, New York 10020 (telephone 212-332-3600). The enclosed proxy and this proxy statement are being first transmitted on or about March 4, 1996 to shareholders of the Corporation.

     The Board of Directors has fixed the close of business on February 29, 1996 as the record date for the determination of shareholders of the Corporation entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, an aggregate of 10,333,902 shares of common stock were issued and outstanding. Each such share will be entitled to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting.


Solicitation and Revocation; Vote Required
------------------------------------------

     All properly executed proxies received prior to the Annual Meeting will be voted at the meeting in accordance with the instructions marked thereon or otherwise as provided therein. Unless instructions to the contrary are marked, shares represented by the proxies will be voted "FOR" all the proposals.
Shares voted to "ABSTAIN" in whole or in part will be considered present at the meeting. Shares represented by broker non-votes will be disregarded and will have no effect on the outcome of the vote.

     Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time, before it is exercised, by written notification delivered to the Secretary of the Corporation, by voting in person at the Annual Meeting, or by executing another proxy bearing a later date. A shareholder desiring to appoint some person other than the individuals designated as proxies by the Board of Directors may do so by completing another form of proxy and delivering it to the Secretary of the Corporation before the Annual Meeting. It is the responsibility of the shareholder appointing another person to represent them and to inform such person of this appointment.

                                     2

     Proxies are being solicited by the Corporation. Proxies will be solicited by mail. All expenses of preparing, printing, mailing, and delivering proxies and all materials used in the solicitation of proxies will be borne by the Corporation. They may also be solicited by officers and regular employees of the Corporation personally, by telephone or otherwise, but these persons will not be specifically compensated for such services. Banks, brokers, nominees, and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding solicitation material to their principals, the beneficial owners of common stock of the Corporation. It is estimated that those costs will be nominal.

     Except as stated specifically and except with respect to the election of directors, which is by plurality of votes cast, each of the matters being submitted to stockholder vote pursuant to the Notice of Annual Meeting will be approved if a quorum is present in person or by proxy and a majority of the votes cast on a particular matter are cast in favor of that matter.


                           ELECTION OF DIRECTORS
                           ---------------------

                             (Proposal No. 1)

     The nine director nominees listed below, all of whom currently serve as directors, have been nominated to serve as directors of the Corporation until the next Annual Meeting and until their respective successors are duly elected and qualified. Although it is not anticipated that any of the nominees will be unable to serve, in the unexpected event that any such nominees should become unable or decline to serve, it is intended that votes will be cast for substitute nominees designated by the present Board of Directors of the Corporation.


     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL THE NOMINEES.

Nominees
--------

     Set forth below is certain information with respect to the Corporation's current directors. Each incumbent director is a nominee for election as a director of the Corporation at the Annual Meeting:

     Dr. C. Wayne Bardin, age 61, was elected to the Corporation's Board of Directors in December 1994. Dr. Bardin currently serves as President of Bardin, LLC. and as Scientist for the National Institute of Health. Dr. Bardin's professional appointments have included: Vice President, The Population Council; Professor of Medicine, Chief of the Division of Endocrinology, The Milton S. Hershey Medical Center of Pennsylvania State University; and Senior Investigator, Endocrinology Branch, National Cancer Institute. Dr. Bardin also serves as a consultant to several pharmaceutical companies. He has directed basic and clinical research leading to over 450 publications and patents. He has negotiated 15 licensing and manufacturing agreements. He is currently directing clinical R&D under 18 INDs filed with the U.S. FDA. Dr. Bardin has been appointed to the editorial boards of 15 journals. He has also served on national and international committees and boards for NIH, WHO, The Ford Foundation, and numerous scientific societies. Dr. Bardin received a B.A. from Rice University; a M.S. and M.D. from Baylor University and a Ph.D. from the University of Caen.

                                    3

     G. Morgan Browne, age 60, was elected to the Corporation's Board of Directors in June 1992. Since 1985, Mr. Browne has been Administrative Director of the Cold Spring Harbor Laboratory, a not-for-profit institution that conducts research and education programs in the fields of molecular biology and genetics. In prior years, he was active in the management of numerous scientifically-based companies as an individual consultant or as an associate of Laurent Oppenheim Associates, Industrial Management Consultants. He is a director of Oncogene Science, Inc., (principally engaged in drug discovery based on gene transcription), a director of the New York Biotechnology Association, and a director and Treasurer of the Long Island Research Institute. He is a graduate of Yale University and attended New York University Graduate School of Business.

     Harry E. Ekblom, age 67, has been a director of the Corporation since 1984. Mr. Ekblom currently serves as Vice Chairman of A.T. Hudson & Co., Inc. and President of Harry E. Ekblom & Co., Inc., each of which is engaged in the business of management consulting. He became President of Harry E. Ekblom & Co., Inc. in 1984 and joined A.T. Hudson in March 1985. Before 1984, he was employed by European American Bank as the Chairman of its Board of Directors and Chief Executive Officer. Mr. Ekblom is a director of Pan Energy Corp. (principally engaged in interstate transmission of natural gas) and The Commercial Bank of New York. He is a graduate of Columbia College and the New York University School of Law, a member of the New York Bar, and holds honorary degrees from Hofstra University and Pace University.

* Charles E. Harris, age 53, has been a director of the Corporation and Chairman of its Board of Directors since April 1984. He has served as Chief Executive Officer of the Corporation since July 1984. From April 1990 to August 1991, he served as Chairman of publicly-owned Ag Services of America, Inc., in which the Corporation then held an equity interest. From its formation in November 1989 until June 1990, he served as Chairman and Chief Executive Officer of publicly-owned Molten Metal Technology, Inc., which the Corporation co-founded and in which the Corporation then held an equity interest. From July 1986 to January 1989, he served as Chairman of publicly-owned Re Capital Corporation, which the Corporation founded and in which the Corporation then held an equity interest. From July 1984 to July 1985, he served as a director and was the control person of publicly-owned Alliance Pharmaceutical, which the Corporation founded and in which the Corporation then held an equity interest. Prior to 1984, he was Chairman of Wood, Struthers and Winthrop Management Corp., the investment advisory subsidiary of Donaldson, Lufkin & Jenrette. Mr. Harris is currently a member of the Advisory Panel for the Congressional Office of Technology Assessment. He is a graduate of Princeton University and the Columbia University Graduate School of Business.

     Charles F. Hays, age 49, joined the Board as a director in March 1995. Since 1993, Mr. Hays has been Senior Vice President, Chief Financial and Administrative Officer of Mid Ocean Reinsurance Company Ltd. His positions have included: Managing Director & Chief Financial and Administrative Officer of Marsh & McLennan, Incorporated, from 1984 to 1993; Vice President and Treasurer of the Guy Carpenter & Company subsidiary of Marsh & McLennan Companies, from 1979 to 1984; Assistant Vice President of Corporate Development of Marsh & McLennan Companies, from 1977 to 1979; Assistant Treasurer of Morgan Guaranty Trust Company, from 1975 to 1977; and Deputy Director of AmerAsian Group of Companies, from 1971 to 1972. He is a graduate of the University of Kansas and Stanford University Graduate School of Business.

                                     4

     Jon J. Masters, age 58, was elected to the Corporation's Board of Directors in February 1992. Since 1976, he has been a member of the law firm of Christy & Viener, which he co-founded. Mr. Masters is a graduate of Princeton University and Harvard Law School.

     Glenn E. Mayer, age 70, has been a director of the Corporation since 1981. In December 1991, Mr. Mayer joined, as a Senior Vice President, the Investment Banking division of Reich & Company. Reich & Co. is now a division of Fahnestock & Company, Inc., a member firm of the New York Stock Exchange.
For fifteen years prior to that, he was employed by Jesup & Lamont Securities Co. and its successor firms in the Corporate Finance department. Mr. Mayer is a graduate of Indiana University.

     William R. Polk, age 67, has been a director of the Corporation since August 1988. For the last seven years, Mr. Polk has been an author and self-employed consultant. He is the former President of the Adlai Stevenson Institute of International Affairs, a former member of the Policy Planning Council of the United States Department of State, and a former Professor of the University of Chicago and of Harvard University. Mr. Polk is a graduate of Harvard University and Oxford University.

     James E. Roberts, age 50, was elected to the Corporation's Board of Directors in June 1995. Since May 1995, Mr. Roberts has been Vice Chairman of Trenwick America Reinsurance Corporation. During the nine years prior to that Mr. Roberts held the following positions at Re Capital Corporation: President and Chief Executive Officer, from 1992 to 1995; President and Chief Operating Officer, 1991 to 1992; Director since 1989 and Senior Vice President, 1986 to 1991; President and Chief Executive Officer of the Company's principal operating subsidiary, Re Capital Reinsurance Company from 1991 to 1995. Mr. Roberts has also served as Senior Vice President and Chief Underwriting Officer of North Star Reinsurance Company, from 1979 to 1986; Vice President of Rollins Burdick Hunter of New York, Inc., 1977 to 1979; Secretary of American Home Assurance/National Union Insurance Group of American International Group, Inc., 1973 to 1977; and commercial casualty underwriter at Continental Insurance Company, 1972 to 1973. Mr. Roberts is a graduate of Cornell University.

* Charles E. Harris is an "interested person" of the Corporation, as defined in the Investment Company Act of 1940, as an owner of more than five percent of the Corporation's stock, as a control person and as an officer of the Corporation.

                                      5


Committees of the Board of Directors
------------------------------------

     The Corporation's Board of Directors has five committees comprised of the following members:

                                 Committees

Executive            Audit              Compensation       Nominating
---------            -----              ------------       ----------
Charles E. Harris*   William R. Polk*   Charles F. Hays*   Charles E. Harris*
C. Wayne Bardin      Harry E. Ekblom    Harry E. Ekblom    G. Morgan Browne
Jon J. Masters       Glenn E. Mayer     Jon J. Masters     Harry E. Ekblom
Glenn E. Mayer                          James E. Roberts   Charles F. Hays
James E. Roberts                                           William R. Polk

Investment and
Valuation
---------
Charles E. Harris*
C. Wayne Bardin
G. Morgan Browne
James E. Roberts

<F1>
* Chairman of the Committee

     The Executive Committee meets from time to time between regular meetings of the Board of Directors and exercises the authority of the Board to the extent provided by law. The Executive Committee did not meet in 1995.

     The Audit Committee considers and recommends to the Board of Directors the selection of the Corporation's auditors, reviews with the auditors the plan and results of the annual audit and the adequacy of the Corporation's systems of internal accounting controls. The Audit Committee met once in 1995.

     The Compensation Committee has the full power and authority of the Board with respect to all matters pertaining to the remuneration of the Corporation's officers and employees. The Compensation Committee is also responsible for the administration and award of stock options under the Corporation's 1988 Stock Option Plan, as amended. The Compensation Committee met once and acted five times by unanimous written consent in 1995.

     The Nominating Committee acts as an advisory committee to the Board by making recommendations to the Board of potential new directors. The Nominating Committee does not consider nominations from shareholders. The Nominating Committee met once and acted three times by unanimous written consent in 1995.

     The Investment and Valuation Committee has the full power and authority of the Board in reviewing and approving the valuation of the Corporation's assets for reporting purposes pursuant to the Corporation's Asset Valuation Policy Guidelines that were established and approved by the Board of Directors. The Investment and Valuation Committee met four times in 1995.

     In 1995, there were three meetings of the Board of Directors of the Corporation and the Board acted eight times by unanimous written consent. No incumbent director attended fewer than 75 percent of the aggregate of Board of Directors' and applicable committee meetings held in 1995 (during the periods that they so served).

                                    6

Security ownership of Directors, Nominees, and Officers and other principal
---------------------------------------------------------------------------
holders of the Corporation's voting securities
----------------------------------------------

     The following table sets forth certain information with respect to beneficial ownership (as that term is defined in the rules and regulations of the Securities and Exchange Commission) of the Corporation's common stock as of February 15, 1996 by (1) each person who is known by the Corporation to be the beneficial owner of more than five percent of the outstanding common stock, (2) each director of the Corporation, (3) each current executive officer listed in the Summary Compensation Table, and (4) all directors and executive officers of the Corporation as a group. Except as otherwise indicated, to the Corporation's knowledge, all shares are beneficially owned and investment and voting power is held as stated by the persons named as owners.

Name and Address of         Number of Shares of
Beneficial Owner            Common Stock Owned        Percent of Class (1)

Charles E. and
Susan T. Harris
One Rockefeller Plaza,
Suite 1430
New York, NY  10020           1,690,988    (2)              15.76%

American Bankers
Insurance Group
11222 Quail Roost Drive
Miami, FL 33157               1,075,269    (3)              10.41%

Jordan Financial
Services Group
1751 Mound Street,
Suite 1A
Sarasota, FL  34236             965,766    (4)               9.35%

C. Wayne Bardin                  - -                            *

G. Morgan Browne                 50,000    (5)                  *

C. Richard Childress            469,924    (6)               4.47%

Harry E. Ekblom                  55,000    (5)                  *

Charles F. Hays                   6,300                         *

David C. Johnson, Jr.           337,574    (7)               3.20%

Jon J. Masters                   50,000    (5)                  *

Glenn E. Mayer                   72,000 (5)(8)                  *

William R. Polk                  71,000    (5)                  *

James E. Roberts                 - -                            *

Robert B. Schulz                309,845    (9)               2.93%

All Directors and Officers
as a group (14 persons)       3,175,631                     27.20%

<F1>
*  Less than one percent of issued and outstanding stock.

                                    7

(1)  Shares of common stock subject to options and warrants are deemed
     outstanding for computing the percentage of    class of the person or
     group holding such options or warrants, but are not deemed outstanding for computing the percentage of class of any other person.

(2) Includes 504,732 shares for which Mrs. Harris has sole investment power; 766,655 shares for which Mr. Harris has sole investment power; 21,996 shares owned by a child for which Mrs. Harris has sole voting and dispositive power; 1,271,387 shares for which Mr. Harris has sole voting power, and 237,605 shares subject to currently exercisable warrants for which Mr. Harris has sole investment power. Excludes 130,000 shares owned by the Susan T. and Charles E. Harris Foundation in which Charles E. Harris and Susan T. Harris are designated trustees; voting and dispositive power are vested with the trustees. On August 17, 1995, the Corporation granted Mr. Harris stock options to purchase 160,000 shares of common stock that vest over a five year period, of which 18,604 have vested. These shares have been included in the table.

(3) Represents shares owned by subsidiaries of American Bankers Insurance Group, Inc.

(4) Represents shares owned by Jordan Financial Services Group per Schedule 13G filed on February 15, 1996. Jordan Financial Services Group is a registered investment advisor that holds these shares for investment purposes only on behalf of various clients.

(5)  Includes options to purchase 50,000 shares.

(6) Includes 256,965 shares owned jointly with Mrs. Childress, as to which he has shared voting and dispositive power, 31,801 shares owned by Mr. Childress, as to which he has sole voting and dispositive power and warrants to purchase 106,158 shares of common stock owned by Mr. Childress. On August 17, 1995, the Corporation granted Mr. Childress stock options to purchase 75,000 shares of common stock that vest over a five year period, of which 7,500 have vested. These shares have been included in the table.

(7) On August 17, 1995, the Corporation granted Mr. Johnson stock options to purchase 200,000 shares of common stock that vest over a five year period, of which 18,604 have vested. These shares have been included in the table.

(8)  Includes 2,000 shares owned by Mrs. Mayer.

(9) On August 17, 1995, the Corporation granted Mr. Schulz stock options to purchase 250,000 shares of common stock that vest over a five year period, of which 18,604 have vested. These shares have been included in the table.


Executive Officers
------------------

     Set forth below is certain information with respect to the executive officers of the Corporation:

     Charles E. Harris, age 53, has served as Chief Executive Officer of the Corporation since July 1984. He served also as Treasurer from February 1988 to October 1992 and as President from January 1989 to October 1992. For additional information regarding Mr. Harris, see "Election of Directors."

     Robert B. Schulz, age 38, joined the Corporation, effective March 1, 1994, as President and Chief Operating Officer and has served as Chief Compliance Officer since November 1994. From 1984 until joining the Corporation, he was employed by CS First Boston Corporation, most recently as a Director in the Insurance Group. Mr. Schulz received his M.B.A. degree from Columbia University in 1983. Prior to attending Columbia University, he was employed as a research engineer in the Alternate Energy Group of Chevron Research Company and as a project manager in Dynecology, Inc., a high-technology, family-owned engineering research firm. He graduated from the Massachusetts Institute of Technology with both a B.S. and M.S. degree in chemical engineering.

                                    8

     C. Richard Childress, age 44, has served as Executive Vice President of the Corporation since February 1994 and as Chief Financial Officer since June 1994. Mr. Childress has served in various executive capacities as a senior officer of the Corporation since February 1986. He served as managing general partner of Consolidating Banks Fund, an investment partnership, from December 1983 to December 1985, before joining the Corporation. In addition to such duties, he was self-employed as a consultant from January 1983 to February 1986. He is a certified public accountant and began his career with Coopers & Lybrand. He received his undergraduate degree from Northern Arizona University.

     David C. Johnson, Jr., age 39, joined the Corporation in February 1994, as a Senior Vice President and has served as Executive Vice President since January 1995. From 1984, until joining the Corporation, Mr. Johnson served as a Vice President of Salomon Brothers Inc. He received his M.B.A. from The Darden School at the University of Virginia and his undergraduate degree from the University of North Carolina at Chapel Hill.

     Rachel M. Pernia, age 36, has served since January 1992 as a Vice President and Controller of the Corporation and as Treasurer since November 1994. From 1988, until Ms. Pernia joined the Corporation, she was employed as Assistant Controller for Cellcom Corp. From 1985 through 1988, she was employed as a senior corporate accountant by Bristol-Myers Squibb Company.
She is a graduate of Rutgers University and is a certified public accountant.

     Susan Neissa-Carey, age 23, has served as Secretary of the Corporation since July 1995. Ms. Carey joined the Corporation in January of 1995. She is a graduate of Villanova University.


Compliance with Section 16(a) of the Securities and Exchange Act
----------------------------------------------------------------

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than ten percent of the Corporation's common stock to file reports (including a year-end report) of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and to furnish the Corporation with copies of all reports filed.

     Based solely on a review of the forms furnished to the Corporation, or written representations from certain reporting persons, the Corporation believes that all persons who were subject to Section 16(a) in 1995 complied with the filing requirements.


Executive Compensation
----------------------

Compensation Committee Report Regarding Executive Compensation

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of four outside directors and is responsible for setting and administrating the policies governing the remuneration of the executive officers of the Corporation. These policies are based upon the philosophy that the long-term success of the Corporation is tied to its ability to attract, retain and provide appropriate incentives to the Corporation's executive officers. The overall fundamental policy is to enable the Corporation's executive officers to become significant shareholders of the Corporation so that their interests are thus aligned with the Corporation's shareholders. Granting of options under the Corporation's 1988 Stock Option Plan to executive officers is one means of achieving the overall fundamental policy. Since such options are exercisable at the current price of the Corporation's stock at the time of grant, the executive officer is rewarded only if the price of the Corporation's stock appreciates. Under the Investment Company Act of 1940, as amended, because the Corporation may award stock options, it may not award cash bonuses tied to the Corporation's total return to shareholders or any other measure of investment performance.

                                     9

     The principal elements of compensation for executive officers are base salary, discretionary bonus payments and stock options granted under the Corporation's Amended 1988 Stock Option Plan. Because the Corporation makes venture capital investments for long-term appreciation, its year-to-year growth in net asset value can vary widely due to developments pertaining to its portfolio investments. The Committee does not fix executive compensation on the basis of specific comparison with peer companies, as there are none which are directly comparable, or on the basis of specific objective measurements of the Corporation's performance. The judgements made by the Committee are subjective and are primarily based on the Committee's perception of each executive's contribution to both the past performance and future long-term growth of the Corporation. Two of the four executive officers listed in the Summary Compensation Table (including the Chief Executive Officer) are parties to Employment Agreements with the Corporation dated in 1990, which expire on December 31, 1999. These Employment Agreements provide for specified salaries subject to increases for inflation (see below for a summary of the employment contracts) and, at the discretion of the Compensation Committee, salary increases and/or bonuses. The two executives covered by the Employment Agreements may also be considered by the Compensation Committee for stock option awards.

     The Committee believes that its past compensation policies have successfully aligned the executive officers with that of the Corporation's shareholders in creating shareholder wealth.

     Compensation Committee: Charles F. Hays (Chairman), Harry E. Ekblom, Jon
J. Masters and James E. Roberts.


Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

     The Corporation's Compensation Committee is composed of directors Hays, Ekblom, Masters and Roberts.

     No interlocking relationship exists between the Corporation's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

                                     10


Summary Compensation Table
--------------------------

     The following table sets forth a summary for each of the last three years of the cash and non-cash compensation awarded to, earned by, or paid to the Chief Executive Officer of the Corporation and the other executive officers of the Corporation, whose individual remuneration exceeded $100,000 for the year ended December 31, 1995.

                                                       Long Term
                             Annual Compensation      Compensation
                                                         Awards

Name and                                  Other Annual    Stock      All Other
Principal            Year  Salary  Bonus  Compensation   Options   Compensation
Position                    ($)     ($)     ($) (1)        (#)        ($) (2)

Charles E. Harris    1995 592,400   - -        - -       160,000        9,240
Chairman & CEO       1994 605,739   - -        - -         - -          9,240
(3)                  1993 536,273   - -        - -         - -          8,994

Robert B. Schulz     1995 201,014   - -        - -       250,000        9,240
President & COO      1994 146,908 500,000      - -         - -           - -
(5)                  1993   - -     - -        - -         - -           - -

C. Richard Childress 1995 254,953   - -        - -        75,000        9,240
CFO & EVP (3)(4)     1994 264,458   - -        - -         - -          9,240
                     1993 243,891   - -        - -         - -          8,994

David C. Johnson,Jr. 1995 192,500   - -        - -       200,000        9,240
EVP (5)              1994 158,246 500,000      - -         - -          9,240
                     1993   - -     - -        - -         - -           - -


(1)  Amounts of "Other Annual Compensation" earned by the named executive
     officers for the periods presented   did not meet the threshold reporting
     requirements.

(2) Amounts reported represent the Corporation's contributions on behalf of the named executive to the Harris & Harris Group, Inc. 401(k) Plan described below.

(3) As of August 15, 1990, Messrs. Harris and Childress entered into non-competition and employment contracts with the Corporation that were amended on June 30, 1992, January 3, 1993, and June 30, 1994 (the
     "Employment   Contracts").  The term of the Employment Contracts expires on December 31, 1999.

     Messrs. Harris and Childress are to receive compensation under their Employment Contracts in the form of salaries and other benefits. Annual base salaries are to be increased annually as of January 1 of each year to reflect inflation and in addition may be increased by such amounts as the Board deems appropriate.

     The Employment Contracts provide Messrs. Harris and Childress with life
     insurance for the benefit of their   designated beneficiaries in the
     amount of $2,000,000 and $1,000,000, respectively. The Employment Contracts also provide reimbursement for uninsured medical expenses, not to exceed $5,000 per annum, adjusted for inflation, over the period of the contract, and disability insurance for the benefit of each individual in the amount of 100 percent of his respective base salary.

                                     11

     The Employment Contracts provide severance pay in the event of termination without cause or by constructive discharge and also provide for certain death benefits payable to the surviving spouse, for a period of two years, equal to the executive's base salary.

     In addition, Messrs. Harris and Childress are entitled to receive severance pay pursuant to severance compensation agreements that they entered into with the Corporation, effective August 15, 1990. The severance compensation agreements provide that if, following a change in control of the Corporation, as defined in the agreements, such individual's employment is terminated by the Corporation without cause or by the executive within one year of such change in control, the individual shall be entitled to receive compensation in a lump sum payment equal to
     2.99 times the individuals average annualized compensation and payment of other welfare benefits. If the executive's termination is without cause or is a constructive discharge, the amount payable under the Employment Contracts will be reduced by the amounts paid pursuant to the severance compensation agreements.

(4)  Excludes $28,960, $28,260 and $27,440 for 1995, 1994 and 1993,
     respectively, of non-accountable office   expense allowance received by
     Mr. Childress.

(5) Bonus amounts represent sign-up remuneration received upon beginning employment with the Corporation during 1994.

     The following table sets forth information concerning stock options granted during the fiscal year ended December 31, 1995, to each of the executive officers identified in the Summary Compensation Table.


Name                 Number  % of     Exercise Expiration Potential Realizable
                     of      Total    Price    Date       Value at Assumed
                     Shares  Options                      Annual Rates of
                     Under   Granted                      Stock Price
                     Grant   to                           Appreciation for
                     (1)     Employees                    Option Term (2)
                             in 1995                         5% (3)    10% (4)

Charles E. Harris    160,000   22%     $5.375   8/17/05     $540,000  $1,370,400
Robert B. Schulz     250,000   34%     $5.375   8/17/05     $843,750  $2,141,250
C. Richard Childress  75,000   10%     $5.375   8/17/05     $253,125    $642,375
David C. Johnson,Jr. 200,000   27%     $5.375   8/17/05     $675,000  $1,713,000

All Shareholders (5)   N/A     N/A       N/A     N/A     $34,876,919 $88,509,871


(1)  All options become exercisable over a five year period.

(2) The values shown are based on the indicated assumed annual rates of appreciation compounded annually over the term of the option net of the option exercise price. Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions. There can be no assurance that the values shown in this table will be achieved.

(3) Represents an assumed market price per share of common stock of $8.75 on August 17, 2005.

(4) Represents an assumed market price per share of common stock of $13.94 on August 17, 2005.

(5) The amounts shown are calculated by multiplying (i) the 10,333,902 shares of common stock outstanding on August 17, 1995, the date of grant of the options, times (ii) the excess of the assumed market price per share of common stock on August 17, 2005 ($8.75 at 5 percent and $13.94 at 10 percent) over the exercise price of the options ($5.375 per share) which is equal to the market price of the stock on the date of grant of the options.

                                    12

     The following table sets forth information concerning each exercise of stock options during the fiscal year ended December 31, 1995 by each of the executive officers identified in the Summary Compensation Table and the number and value of unexercised options as of such date.

Aggregated Option Exercises During 1995 and December 31, 1995 Option Value
--------------------------------------------------------------------------

                                                 Number of       Value of
                                                 Unexercised     Unexercized
                                                 Options at      Options at
                                                 12/31/95        12/31/95 (1)

                    Number of
                    Shares Acquired Value        Exercisable/    Exercisable/
Name                on Exercise     Realized (2) Unexercisable   Unexercisable
----                -----------     ------------ -------------   -------------
Charles E. Harris      173,349         $543,230  18,604/141,396 $46,510/$353,490
Robert B. Schulz         - -              - -    18,604/231,396 $46,510/$578,490
C. Richard Childress   146,753         $485,761   7,500/67,500  $18,750/$168,750
David C. Johnson, Jr.    - -              - -    18,604/181,396 $46,510/$453,490


(1) Based upon the difference between the exercise price of the options and the closing price of the Corporation's common stock on December 31, 1995.

(2) Value realized is calculated as the number of shares acquired on exercise multiplied by the difference between the closing price of the Corporation's common stock on the date of exercise and the exercise price of the options, before any related tax liabilities or transaction costs.


Employee Benefits
-----------------

     On August 3, 1989, the shareholders of the Corporation approved the 1988 Long Term Incentive Compensation Plan. On June 30, 1994, the shareholders of the Corporation approved various amendments to the 1988 Long Term Incentive Compensation Plan: 1) to conform to the provisions of a business development company ("BDC"), which allow for the issuance of stock options to qualified participants; 2) to increase the reserved shares under the amended plan; 3) to call the plan the 1988 Stock Option Plan, as Amended and Restated (the "Amended 1988 Plan"); and 4) to make various other amendments. On October 29, 1995, the shareholders of the Company approved an amendment to the 1988 Plan authorizing automatic 20,000 share grant of non-qualified stock options to certain non-employee directors of the Company. This amendment is subject to the receipt of an exemptive order from the Securities and Exchange Commission ("SEC") which is presently pending.

     Under the Amended 1988 Plan, the number of shares of common stock of the Corporation that may be issued upon exercise of options in accordance with the 1940 Act is 20 percent of the outstanding shares of common stock of the Corporation at the time of grant. However, so long as warrants, options, and rights issued to persons other than the Corporation's directors, officers, and employees at the time of grant remain outstanding, the number of reserved shares under the Amended 1988 Plan may not exceed 15 percent of the outstanding shares of common stock of the Corporation at the time of grant, subject to certain adjustments. As of February 29, 1996, there were 2,066,780 shares of common stock reserved for the issuance of awards under the Amended 1988 Plan, of which 1,393,763 were subject to outstanding options and warrants and 673,017 were available for future awards.

                                     13

     The Amended 1988 Plan provides for the issuance of incentive stock options and non-qualified stock options to eligible employees as determined by a committee composed of at least two non-employee outside directors. The committee also has the authority to construe and interpret the Amended 1988 Plan; to establish rules for the administration of the Amended 1988 Plan; and subject to certain limitations, amend the terms and conditions of any outstanding awards. Options may be exercised for up to ten years from the date of grant. Exercise prices may not be less than the fair market value of the Corporation's common stock at the date of grant.

     The Amended 1988 Plan provides, subject to committee approval, that payment by the optionee upon exercise of an option may be made using cash or common stock of the Corporation held by the optionee.

     As of January 1, 1989, the Corporation adopted an employee benefits program covering substantially all employees of the Corporation under a 401(k) Plan and Trust Agreement. Contributions to the plan are at the discretion of the Corporation. During 1995, contributions to the plan charged to operations totaled $46,283.

     On June 30, 1994, the Corporation adopted a plan to provide medical and health insurance for retirees, their spouses and dependents who, at the time of their retirement, have ten years of service with the Corporation and have attained 50 years of age or have attained 45 years of age and have 15 years of service with the Corporation. The coverage is secondary to any government provided or subsequent employer provided health insurance plans. Based upon actuarial estimates, the Corporation provided a reserve of $176,520 that was charged to operations for the period ending June 30, 1994 for estimated future benefits under the described plan. During 1995, the Company expensed $16,965 and $13,145 for the plan's service cost and interest expense, respectively.
As of December 31, 1995 the Company had a reserve of $206,630 for the plan.


Compensation of Directors
-------------------------

     During the fiscal year ended December 31, 1995, directors who were not officers of the Corporation received $1,000 for each meeting of the Board of Directors and $500 for each committee meeting they attended. The Corporation also reimburses its directors for travel, lodging and related expenses they incur in attending Board and committee meetings. The total compensation and reimbursement for expenses to all directors in 1995 was $40,836. The same director compensation arrangement is in effect for 1996. As discussed above, upon SEC approval of the Corporation's pending exemptive order, new directors who have not previously been granted options will also receive a one-time award of 20,000 non-qualified stock options.

                                     14












Performance Graph
-----------------

     The following graph compares the Corporation's stockholder return, based on the market price of the common stock, with the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and with the Total Return Index for Nasdaq Financial Stocks, both of which indices have been prepared by the Center for Research in Security Prices at the University of Chicago, for the five year period beginning December 31, 1990 and ending December 31, 1995. The graph assumes that the value of an investment in Harris & Harris Group, Inc. ("HHGP") and each of the indices was $100.00 on December 31, 1990.

The Performance graph is omitted and represented by the following table.

                          Comparison of Five-Year
                         Cumulative Total Returns

$600-|
     |
     |
$500-|                                          *A*
     |                                        *       *                  *  *A*
     |                                       *            *          *
$400-|                                      *                 *A*
     |                                    *                               - -C-
     |                                  *                               -
$300-|                                *                              -   +  +B+
     |                            *A*     -  -  -C- - - - - - -C-  -  +
     |                       - *- -C-  -     +  +B+ + + + + + +B+  +
$200-|                   - -*             +   |-------------------------------|
     |         -+-+-+BC-+ * + + + +B+  +      |             Legend            |
     |   -+-+-+         *                     | *A* = HHGP                    |
$100-|ABC* * * * * * A*                       | +B+ = Nasdaq Total Return (US)|
     |                                        | -C- = Nasdaq Financial Stocks |
     |                                        |-------------------------------|
   0-|-|-------------|-------------|-------------|-------------|-------------|-
  12/31/90      12/31/91      12/31/92      12/31/93      12/31/94      12/31/95



Index Description         12/31/90 12/31/91 12/31/92 12/31/93 12/31/94 12/31/95
-----------------         -------- -------- -------- -------- -------- --------
HHGP                      $ 100.00 $ 100.00 $ 269.23 $ 507.69 $ 392.31 $ 484.62
Nasdaq Total Returns (US)   100.00   160.56   186.87   214.51   209.69   296.30
Nasdaq Financial Stocks     100.00   154.74   221.32   257.23   257.83   375.64

                                    15


Directors' and Officers' Liability Insurance
--------------------------------------------

     The Corporation has an insurance policy that indemnifies (i) the Corporation for any obligation incurred as a result of the Corporation's indemnification of its directors and officers under the provisions of the New York Business Corporation Law, the Investment Company Act of 1940, as amended, and the Corporation's bylaws, and (ii) the Corporation's directors and officers as permitted under the New York Business Corporation Law, the Investment Company Act of 1940, as amended, and the Corporation's bylaws. The policy covers all directors and officers of the Corporation.


 PROPOSAL TO RATIFY, CONFIRM AND APPROVE THE BOARD OF DIRECTORS' SELECTION OF
 ----------------------------------------------------------------------------
ARTHUR ANDERSEN LLP AS THE CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANT FOR ITS
------------------------------------------------------------------------------
                   FISCAL YEAR ENDING DECEMBER 31, 1996
                   ------------------------------------

                             (Proposal No. 2)

     Arthur Andersen LLP has been selected as the independent accountant to audit the accounts of the Corporation for and during the fiscal year ending December 31, 1996 by a majority of the Corporation's Board of Directors, including a majority of the Directors who are not interested persons of the Corporation, by vote cast in person and subject to ratification by the shareholders. The Corporation knows of no direct or indirect financial interest of Arthur Andersen LLP in the Corporation.

     A representative of Arthur Andersen LLP is not expected to be present at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO RATIFY, CONFIRM AND APPROVE THE BOARD OF DIRECTORS' SELECTION OF ARTHUR ANDERSEN LLP AS THE CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANT FOR ITS FISCAL YEAR ENDING DECEMBER 31, 1996.


                               OTHER BUSINESS

     The Board of Directors does not intend to bring any other matters before the Annual Meeting and, at the date of mailing of this proxy statement, has not been informed of any matter that others may bring before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                     16


                     SUBMISSION OF SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented for inclusion in the Corporation's proxy statement and form of proxy for the next annual meeting of shareholders to be held in 1997 must be received in writing by the Secretary of the Corporation at Harris & Harris Group, Inc., One Rockefeller Plaza, Rockefeller Center, New York, New York 10020 no later than December 31, 1996 in order for such proposals to be considered for inclusion in the proxy statement and proxy relating to the 1997 annual meeting of shareholders. Submission of a proposal does not guarantee inclusion in the proxy statement, as the requirements of certain federal laws and regulations must be met by such proposals.


By Order of the Board of Directors

New York, New York                                     Susan Neissa-Carey
February 29, 1996                                      Secretary


                                     17